FILED PURSUANT TO RULE 433
REGISTRATION STATEMENT NUMBER 333-250159
April 30, 2025

Nordic Investment Bank

USD 1,250,000,000 3.750% Global Notes due May 9, 2030 (the “Notes”)

Final Term Sheet

Final Terms and Conditions as of April 30, 2025

Issuer:	Nordic Investment Bank (“NIB”)
Anticipated Ratings:	Aaa by Moody’s Investor Service AAA by S&P Global Ratings Europe Limited
Size:	USD 1,250,000,000 SEC Registered Global
Coupon:	3.750% per annum, payable on a semi-annual basis
Interest Payment Dates:	May 9 and November 9 in each year, starting on November 9, 2025 up to and including the Maturity Date
Maturity Date:	May 9, 2030
Settlement Date:	May 9, 2025
Public Offering Price:	99.747%
Benchmark:	US Treasury 3.875% due April 30, 2030
Spread to Benchmark:	T + 6.6bps
Managers:	Bank of Montreal Europe plc, Goldman Sachs Bank Europe SE, Nomura International plc and TD Global Finance unlimited company
Denominations:	USD 200,000 and integral multiples of USD 1,000 thereafter
CUSIP / ISIN:	65562QC29 / US65562QC292

The Notes are expected to be listed on the Regulated Market of the Luxembourg Stock Exchange.

The following information of Nordic Investment Bank and regarding the securities is available from the SEC’s website and accompanies this free writing prospectus:

https://www.sec.gov/Archives/edgar/data/357024/000119312525101709/0001193125-25-101709-index.htm

https://www.sec.gov/Archives/edgar/data/357024/000119312525041115/0001193125-25-041115-index.htm

https://www.sec.gov/Archives/edgar/data/357024/000119312524251720/0001193125-24-251720-index.htm

https://www.sec.gov/Archives/edgar/data/357024/000119312524200210/0001193125-24-200210-index.htm

https://www.sec.gov/Archives/edgar/data/357024/000119312524116411/0001193125-24-116411-index.htm

https://www.sec.gov/Archives/edgar/data/357024/000119312524052192/0001193125-24-052192-index.htm

https://www.sec.gov/Archives/edgar/data/357024/000119312523267666/d535374d18ka.htm

https://www.sec.gov/Archives/edgar/data/357024/000119312523220610/d434197d18ka.htm

https://www.sec.gov/Archives/edgar/data/357024/000119312523124088/d483539d18ka.htm

https://www.sec.gov/Archives/edgar/data/357024/000119312523052893/d434883d18k.htm

https://www.sec.gov/Archives/edgar/data/357024/000114036122037933/brhc10043142_18ka.htm

https://www.sec.gov/Archives/edgar/data/357024/000114036122030963/brhc10041156_18ka.htm

https://www.sec.gov/Archives/edgar/data/357024/000114036122016426/brhc10036767_18ka.htm

https://www.sec.gov/Archives/edgar/data/357024/000119312522047913/0001193125-22-047913-index.htm

https://www.sec.gov/Archives/edgar/data/357024/000119312521161529/0001193125-21-161529-index.htm

https://www.sec.gov/Archives/edgar/data/357024/000119312521046275/0001193125-21-046275-index.htm

https://www.sec.gov/Archives/edgar/data/357024/000119312520127721/0001193125-20-127721-index.htm

https://www.sec.gov/Archives/edgar/data/357024/000119312520049550/0001193125-20-049550-index.htm

https://www.sec.gov/Archives/edgar/data/357024/000119312520321327/0001193125-20-321327-index.htm

https://www.sec.gov/Archives/edgar/data/357024/000119312520296604/0001193125-20-296604-index.htm

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Bank of Montreal Europe plc at +353 1 614 7851, Goldman Sachs Bank Europe SE at +49 69 7532 1000, Nomura International plc at +44 20 7103 9026 and TD Global Finance unlimited company at +1 855 495 9846.

MIFID II product governance / eligible counterparties, professional investors and retail investors target market – Solely for the purposes of each manufacturer’s product approval process, the target market assessment in respect of the Notes has led to the conclusion that: (i) the target market for the Notes is eligible counterparties, professional clients and retail clients, each as defined in Directive 2014/65/EU (as amended or superseded, “MiFID II”); and (ii) all channels for distribution of the Notes to eligible counterparties, professional investors and retail clients are appropriate. Any person subsequently offering, selling or recommending the Notes (a “distributor”) should take into consideration the manufacturer’s target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the Notes (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.

UK MiFIR product governance / eligible counterparties, professional investors and retail investors target market – Solely for the purposes of the manufacturer’s product approval process, the target market assessment in respect of the Notes has led to the conclusion that: (i) the target market for the Notes is eligible counterparties, as defined in the FCA Handbook Conduct of Business Sourcebook (“COBS”), professional clients, as defined in Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”) (“UK MiFIR”), and retail clients, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the EUWA; and (ii) all channels for distribution of the Notes to eligible counterparties, professional investors and retail clients are appropriate. Any person subsequently offering, selling or recommending the Notes (a “distributor”) should take into consideration the manufacturers’ target market assessment; however, a distributor subject to the FCA Handbook Product Intervention and Product Governance Sourcebook (the “UK MiFIR Product Governance Rules”) is responsible for undertaking its own target market assessment in respect of the Notes (by either adopting or refining the manufacturer’s target market assessment) and determining appropriate distribution channels.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR AFTER THIS MESSAGE ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.